October 22, 1999



Mr. Robert Rice
President
Wellington Properties Trust
18650 West Corporate Drive
Suite 300
Brookfield, WI  53008-0919

Dear Mr. Rice:

Wellington Properties Trust ("Wellington" or "the Company") has requested our conclusions with respect to certain federal income tax issues pursuant to the proposed public offering of the Company's Class A Cumulative Convertible Preferred Shares (the "Offering"). Specifically, we have been requested to advise the Company regarding the Company's qualification as a real estate investment trust ("REIT") for the period immediately before and after the Offering. On October 20, 1998, we provided similar advice regarding the Company's REIT status prior to and after the transaction with American Real Estate Equities ("1998 Tax Letter"). We incorporate our 1998 Tax Letter and the conclusions contained therein by reference.

 FACTS:

         Wellington

Wellington was formed as a trust on March 15, 1994 under the Maryland real estate investment trust law and has in effect an Amended and Restated Declaration of Trust dated November 18, 1998 (the "Amended Declaration of
Trust") with the State of Maryland. The Company was formed for the primary purpose of acquiring, operating, and holding income producing investment real estate.

Effective January 1, 1996 the Company has operated as a real estate investment trust ("REIT") and expects to continue to operate as a REIT under Sections 856 through 860 of the Internal Revenue Code. Under such provisions, the Company must distribute at least 95% of its taxable income to its shareholders and meet certain other asset and income tests. As a REIT, the Company generally is not subject to federal income tax.

As of December 31, 1998, the Company owns two residential and three commercial properties. The Company owns the residential properties through two wholly owned qualified REIT subsidiaries, Maple Grove Apartment Homes, Inc. ("Maple Grove") and Lake Point Apartment Homes, Inc. The Company's interests in the commercial properties are held through its subsidiary partnership, Wellington Properties Investments, L.P., a Delaware limited partnership (the "Operating Partnership" or "OP"). The Company is the sole general partner of, and as of June 30, 1999, owns approximately 8.8% interest in the OP. On March 4, 1999, the Company acquired an 8% interest in

Wellington Properties Trust
REIT Status
October 22, 1999



Highlander Acquisition Company, LLC ("Highlander") which owns a 154 unit apartment community.

Effective August 31, 1998, the Company entered into a certain Amended and Restated Master Contribution Agreement by and among the Company, the OP, American Real Estate Equities, a Delaware limited liability company ("AREE") and certain other unrelated parties (the "Master Contribution Agreement or "MCA"). Further, effective August 31, 1998, the Company entered into a certain Contribution Agreement (the "WMC Contribution Agreement") by and between the OP and Wellington Management Corporation, a Wisconsin corporation ("WMC"). In connection therewith, the Company held a special meeting of Shareholders on November 16, 1998, at which the Shareholders approved, among other things, the transactions contemplated by the Master Contribution Agreement and the WMC Contribution Agreement. (A full description of the contemplated transaction is contained in the 1998 Tax Opinion). As a result, the Company expanded its Board of Trustees from five to seven members. Currently, the Company has six Trustees, but this will increase to seven upon the closing of the Offering. The shareholders of the Company elected Paul T. Lambert and Steven B. Hoyt to fill these two newly created positions, with terms expiring in 2001 and 2002, respectively. Also in connection with the Master Contribution Agreement, Duane
H. Lund was elected Chief Executive Officer of the Company and Robert F. Rice was elected President. Arnold K. Leas, formerly the President of the Company, is the Chairman of the Board of Trustees of the Company.

As contemplated by the Master Contribution Agreement, on November 16, 1998, the Company issued to AREE 166,666 common shares of beneficial interest, $0.01par value per share ("Common Shares") in exchange for $1,000,000. Furthermore, the Company issued warrants to acquire up to 791,667 Common Shares to each of AREE and WMC. The Warrants will become exercisable one year after the date of issuance (November 16, 1999) and will be exercisable for a nine-year period thereafter, at an exercise price of $5.37 per Common Share with respect to 395,833 Warrants held by each of AREE and WMC, $6.47per Common Share with respect to 197,917 Warrants held by each of AREE and WMC, $7.74 per Common Share with respect to 118,750 Warrants held by each of AREE and WMC and $9.32 per Common Share with respect to 79,167 Warrants held by each of AREE and WMC. Arnold K. Leas, the Chairman of the Board of Trustees of the Company, is the President and Chief Executive Officer of WMC and owns, together with members of his immediate family and trusts for the benefit of such persons, approximately 41.8% of the outstanding capital stock of WMC.

Also as contemplated by the Master Contribution Agreement and the WMC Contribution Agreement during 1998, the Company terminated its advisory fee arrangements between the Company and WMC, paid WMC $310,000 as partial consideration thereof and, effective November 16, 1998, the Company became self administered. On November 20, 1998, pursuant to the Master Contribution Agreement, the Company, through the OP acquired three commercial properties (the "1998 Acquisition Properties" or the "Commercial Properties") in exchange for issuance from the OP of 2,557,707 limited partnership units ("Units") and the assumption of debt aggregating $17,066,000. The Units are exchangeable, under certain circumstances, on a one-for-one basis for Common Shares in the Company, from and after the one-year anniversary of the date of issuance. AREE is owned in equal thirds by WLPT Funding, LLC, a Delaware limited liability company, ("WLPT Funding") of which Duane Lund owns 90%, Lambert Equities II, LLC, a Delaware limited liability company ("Lambert Equities") of which Paul Lambert owns 92% and Steven B. Hoyt, a Trustee of the Company. As a result of the 1998 acquisitions, 204,904 Units were issued to AREE, 483,412 Units

Wellington Properties Trust
REIT Status
October 22, 1999


were issued to WLPT Funding, 483,412 Units were issued to Lambert Equities and 1,239,248 Units were issued to Mr. Hoyt and his wife. Each of AREE, WLPT Funding, Lambert Equities and Mr. Hoyt have agreed not to transfer any of these Units for a two-year period after the date of issuance.

Under the provisions of its trust documents as currently in effect, a six-member Board of Trustees manages Wellington. The Company is publicly owned and its shares are traded on the NASDAQ Small Cap Market. Wellington conducts business in the state of Wisconsin and has filed a Declaration of Trust, as required, to obtain qualification to do business in Wisconsin. Wellington annually files a Wisconsin income tax return. Real estate investment trusts are formally recognized by the state of Wisconsin and are required to pay an income tax on net income after the dividends paid deduction. Wellington has not been required to file an income tax return in the State of Maryland because it has had no business activity in Maryland. However, Wellington has filed an annual report in the State of Maryland and has paid the $25 annual filing fee.

Wellington's year-end is December 31 for both financial and tax reporting purposes. Commencing with its tax year ended December 31, 1996, Wellington elected to be taxed as a REIT under the provisions of Sections 856 through 859 of the Internal Revenue Code of 1986 as amended ("IRC"). Our conclusion that Wellington maintained its REIT status for the period between January 1, 1996 through October 20, 1998 is addressed in our 1998 Tax Letter.

As with our 1998 Tax Letter, this letter is subject to the resolution of recordkeeping compliance issues that remain unresolved. For the 1997 taxable year, the Company unintentionally failed to demand certain share ownership information of its shareholders as required in order to meet the share ownership tests for REITs ("Demand Letter Issue"). As a consequence of that failure, the IRS could contend that the Company did not qualify as a REIT for 1997, even though the Company did not (but for the failure to send the demand letters) fail the ownership tests. As of the date of this letter, the IRS has given no indication that it intends to challenge the Company's qualification as a REIT for the failure to send such letters. If the IRS were successfully to challenge the Company's REIT status, it could require the Company to pay tax on its income as a regular corporation, and deny the Company's ability to reelect REIT status until possibly as late as 2002. Given that the Company reported a net taxable loss for 1997 and 1998, the requirement to pay tax for those years on income as an ordinary corporation could be of little consequence. However, the Company's inability to reelect REIT status until 2002 could adversely affect its ability to pay scheduled dividends to holders of the Class A Preferred Shares and could adversely affect the value of the common shares into which the Class A Preferred Shares are convertible. Accordingly, our conclusions in this letter continue to be subject to the resolution of the Demand Letter Issue. Moreover, the Company has represented that the demand letters were timely filed for 1998 and will be timely filed for 1999.

The Company's declaration of trust provides that it may issue up to 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares, par value $0.01 per share, and 10,000,000 preferred shares, par value $0.01 per share. For the tax year ended December 31, 1998, the Company had 845,816 common shares outstanding and no issued and outstanding preferred shares. On March 24, 1999, the Company split its outstanding common shares on a 4.75 for 3 basis. In the third quarter of 1999, the Company designated 349,800 of the preferred shares as Class B Junior Cumulative Convertible Preferred Shares (the "Class B Preferred Shares"), $0.01 par value per share, all of which are issued and outstanding. The terms of the Class B preferred shares are identical to those of the Class A Preferred Shares as to rights to dividends, rights to distributions upon liquidation, voting rights, optional conversion and redemption. The Class B Preferred Shares,

Wellington Properties Trust
REIT Status
October 22, 1999


however, rank junior to the Class A Preferred Shares as to dividends and distributions upon liquidation, so that the Company may not pay dividends on the Class B Preferred Shares unless all dividends on the Class A Preferred Shares then accrued have been paid, and the Company can not distribute assets to the holders of Class B Preferred Shares upon liquidation until the full amount of the liquidation preference on the Class A Preferred Shares has been paid in full. The Class B Preferred Shares also differ from the Class A Preferred Shares in that their holders are not entitled to elect a majority of the Company's board of trustees in the event of a dividend arrearage. Holders of Class B shares vote as a separate class only on proposals specifically affecting the relative rights and privileges of the Class B shares.

The Company's declaration of trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% of the value of the Company's issued and outstanding shares. The Company amended its declaration of trust as of November 18, 1998 to provide that AREE may not own more than 32% of the Company's issued and outstanding shares. The Company's declaration of trust further provides that any purported transfer of shares that would result in a person owning shares in excess of these percentages or cause the Company to otherwise fail the closely held test constitute excess shares. Such shares are transferred, by operation of law, to an Excess Shares Trust of which the Company serves as trustee for the exclusive benefit of a charitable beneficiary. The Company represents that WMC and AREE transferred 66.531 and 30,000, respectively, of their Class B Preferred Shares to an Excess Shares Trust as of October 13, 1999.

In order to perform the necessary testing, the Company provided to us listings of its shareholders as of December 31, 1998 and October 13, 1999. The Company also provided to us a schedule detailing the closely held test as of July 31, 1999. The Company has represented in writing that for the period October 14, 1999 through the date of the Offering, the Company will have more than 100 shareholders and that five or fewer shareholders will not own directly or indirectly more than 50% of Wellington's outstanding shares. Furthermore, Wellington has represented in writing that subsequent to the date of the Offering, Wellington intends to continue to operate in such a manner so as to remain qualified as a REIT.

Wellington derives the majority of its revenues from the rental of the properties it owns. Furthermore, the largest percentage of its assets is real estate related. For tax year 1998, Wellington had a net taxable loss, prior to its dividends paid deduction, of ($738,702). Wellington made distributions to its shareholders for 1998 of $533,643.

In rendering our conclusion on Wellington's status as a REIT prior to the Offering, we performed the following procedures:

(1) reading of Wellington's organizational documents, 8-Ks, 10-Qs, 10-Ks, 14As, Master Contribution Agreement ("MCA"), financial statements;
(2)      incorporating by reference our 1998 Tax Opinion;
(3) reading SEC Registration Statement dated October 14, 1999 ("Registration Statement");
(4) reading Wellington's shareholder listings as of December 31, 1998 and October 13, 1999;
(5) calculating the closely held test as of December 31, 1998 and October 13, 1999;
(6) reviewing Wellington's calculation of the closely held test as of July 31, 1999;
(7) calculating the quarterly asset tests beginning with 12/31/98 and ending with 6/30/99;
(8)      calculating the annual income tests for 1998; and

Wellington Properties Trust
REIT Status
October 22, 1999



(9)      calculation of the annual distribution requirement for 1998.

We have not performed any procedures based on information subsequent to June 30, 1999 with the exception of share ownership through October 13, 1999.

         Transaction

Wellington plans to conduct a public offering of 700,000 of Class A Cumulative Convertible Preferred Shares, $0.01 par value per share (the "Class A Preferred Shares"). The underwriters of this Offering will have an option to purchase and sell up to an additional 105,000 Class A Preferred Shares solely to cover overallotments.

The Company's common shares are currently listed for quotation on the NASDAQ Small Cap Market(sm) under the symbol "WLPT," but will be listed only on the American Stock Exchange under the symbol "RPP" upon completion of the Offering. The Class A Preferred Shares have been approved for listing on the American Stock Exchange under the symbol "RPP.A" following completion of the Offering.

The equity to be outstanding after the Offering will include the following:

- 1,372,152 of the Company's common shares (not including (1) 261,773 shares subject to outstanding warrants and share options, (2) an estimated 1,645,000 shares issuable upon conversion of the Class A
         Preferred Shares, (3) an estimated 822,030 shares issuable upon conversion of the Company's Class B Junior Cumulative Convertible Preferred Shares, and (4) 1,719,335 shares issuable upon conversion of common units of the OP);

- 700,000 Class A Preferred Shares (not including an additional 105,000 Class A Preferred Shares subject to the underwriters' overallotment option or warrants the Company will issue to its underwriters' representative to purchase up to 35,500 Class A Preferred Shares), as well as 700,000 Class A preferred units of the OP that the Company will receive when it contributes the net proceeds of this offering to the OP (up to 805,000 Class A preferred units if the underwriters' overallotment option is exercised in full);

-        349,800  of  the  Company's  Class  B  Junior  Cumulative   Convertible
         Preferred Shares, as well as 349,800 Class B preferred units the OP has issued to the Company.

Each of the Class A Preferred Shares will be entitled, at all meetings of the Company's shareholders, to the number of votes equal to the number of common shares into which they are then convertible. Based on a closing bid price of $3.875 on October 5, 1999, each Class A Preferred Share will initially entitle its holder to approximately 2.35 votes. Holders of the Class A Preferred Shares will generally vote together with holders of common shares and holders of the Class B Junior Cumulative Convertible Preferred Shares as a single class. However, on matters directly affecting the rights and preferences of the Class A Preferred Shares, the holders of the Class A Preferred Shares will vote as a single class.

In the event of dissolution or liquidation of the Company, holders of the Class A Preferred Shares will be entitled to receive $10.00 per share, plus any accrued but unpaid dividends on the Class A Preferred Shares, before any distributions to holders of any other existing class of shares are made.

Wellington Properties Trust
REIT Status
October 22, 1999



A dividend on the Class A Preferred Shares equal to $0.475 per share will accrue and be payable every six months, beginning six months after the initial closing date of the Offering. If, at any time, the Company fails to declare or pay a dividend on the Class A Preferred Shares as it accrues, such dividend will be cumulative, without interest, with future dividends. If, at any time, the Company fails to pay a full year's accrued dividends on the Class A Preferred Shares, then the holders of the Class A Preferred Shares will be entitled, voting as a class, to elect a majority of the members of the Company's board of trustees, who will then serve on the board for so long as a full year's dividends remain unpaid.

Each of the Class A Preferred Shares will be convertible at any time, at the option of the holder, into a number of the Company's common shares equal to the quotient obtained by dividing (1) $10.00, plus any dividends then accrued but unpaid on the Class A Preferred Shares, by (2) a price equal to 110% of the average closing bid price for the Company's common shares over the 10 trading days preceding the effective date of the registration statement covering the Class A Preferred Shares.

The Company will have the option, after 30 days' notice, to redeem the Class A Preferred Shares (in whole or in part) at a per-share price equal to $10.00, plus any dividends then accrued but unpaid. However, the Company will not have the right to redeem the Class A Preferred Shares until two years after the initial closing of the Offering and only if the closing bid price of its common shares equals or exceeds 150% of the then effective conversion price for 20 consecutive trading days before the date of the redemption notice.

The Company intends to contribute all of the proceeds from the sale of the Class A Preferred Shares in this offering to the OP, principally to finance acquisitions of additional investment properties or equity securities of other real estate investment entities. A portion of the proceeds may be used for general working capital purposes.


 CONCLUSIONS:

On October 20, 1998, we opined that for the period of January 1, 1996 through October 20, 1998, Wellington was taxable as a REIT under IRC Sections 856 through 859 assuming a favorable resolution of the Demand Letter Issue described therein.

Subject to the favorable resolution of the Demand Letter Issue, we conclude that Wellington maintained its REIT status, for the period of October 21, 1998 through June 30, 1999.

Based solely on the written representations of Wellington, the Company will continue to qualify as a REIT from July 1, 1999 up to the date immediately after the Offering, again subject to a favorable resolution of the Demand Letter Issue.

Our conclusion is based on our understanding of the facts derived from the information provided to us, the written representations of Wellington and the income tax laws, regulations and administrative and judicial interpretations thereof as of the date of this letter. We are not responsible for updating our conclusion for any changes in the facts, management representations or income tax laws, regulations, administrative and judicial interpretations thereof subsequent to the date of this letter.

Wellington Properties Trust
REIT Status
October 22, 1999



Our conclusion is also based on the Offering as described in Registration Statement dated October 14, 1999. We are not responsible for updating our conclusion should the actual Offering vary in any manner from the Offering outlined in the Registration Statement.

This conclusion is strictly limited to Wellington's status as a REIT from October 21, 1998 through and immediately subsequent to the Offering. We have not been asked nor have we performed sufficient work to render a conclusion on the taxability of the Offering to any parties to the Offering including the shareholders and affiliates of Wellington.

 STATUTORY OVERVIEW:

Sections 856 through 859 of the Internal Revenue Code of 1986, as amended ("IRC") provide special tax provisions that apply to an entity that qualifies as a REIT. In general, a REIT is an organization that specializes in the investment of real estate and real estate mortgages. In order to qualify as a REIT, an entity must satisfy certain organizational requirements, and initial and ongoing tests regarding the nature of the income generated by the REIT and the assets owned by the REIT. In addition, further requirements provide that a REIT distribute substantially all of its taxable income each year and maintain certain records concerning its shareholders.

         Organizational Requirements

In order to qualify as a REIT, an entity must satisfy the following requirements of IRC Section 856(a) during its entire taxable year:

    1.  the entity must be organized as a corporation, trust, or association;
    2.  be managed by one or more trustees or directors;
    3.  have transferable shares or certificates;
    4. be taxable as a domestic corporation but for the operation of IRC Sections 856 through 859; and
    5.  not be a financial institution or insurance company.

In addition to the above, a REIT must satisfy minimum and maximum ownership requirements under IRC Section 856(a)(5) and (6). IRC Section 856(a)(5) provides that a REIT must be owned by at least 100 shareholders for 335 days of a 12-month taxable year, or during a proportionate part of a shorter taxable year. The days need not be consecutive. IRC Section 856(a)(6) provides that a REIT must not be closely held. "Closely held" for these purposes is defined in the context of the personal holding company rules. This requirement must be met during the last half of each taxable year.

An entity must elect to be taxed as a REIT under IRC Section 856(c)(1). The election is made by filing the entity's income tax return for its first year that it elects REIT status and indicating such status on the return. Once the election is made, it continues until revoked or terminated by the entity's failure to qualify as a REIT for a taxable year. IRC Section 859 provides that in order to elect to be taxed as a REIT, the entity must adopt a calendar year accounting period.

IRC Section 856(h)(2) provides that for the first taxable year that an entity elects to be taxed as a REIT, the "100 or more" rule and the "closely held" rule do not apply. Once an entity satisfies the requirements to be taxed as a REIT and elects to be taxed as a REIT, it must demand information from certain shareholders and maintain records on the actual and constructive ownership of its

Wellington Properties Trust
REIT Status
October 22, 1999



outstanding stock. This rule provides the necessary information for the IRS to ensure compliance with the IRC Section 856(a)(5) and (6) requirements. The demands must be made within 30 days of the close of the REIT's taxable year. (See Income Tax Regulations ("regulations") sections 1.857-8(a) and (e)).

         Asset Tests

Under IRC Section 856(c)(4), a REIT must satisfy each of four asset tests as of the close of each quarter as follows:

         (a) 75% of the value of the total assets must consist of real estate assets, cash and cash items, including receivables, and Government securities;
         (b) not more than 25% of the value of the total assets may consist of securities, other than those includible under the 75% test;
         (c) not more than 5% of the value of the total assets may consist of securities of any one issuer, other than those includible under 75% test; and
         (d) not more than 10% of the outstanding voting securities of any one issuer may be held, other than those includible under the 75% test.

IRC Section 856(c)(5) provides that the value of securities for which market quotations are readily available is their quoted market price and the value of any other security or assets is that which is determined by the trustees, in good faith. However, the fair value of securities of other REITs cannot exceed the higher of market value or asset value.

         Income Tests:

Under IRC Section 856(c)(2) and (3), a REIT must satisfy two income tests as follows:

         (a) 75% of its gross income (excluding gross income from prohibited transactions) must consist of rents from real property, interest on mortgages, gain from the sale of property not held primarily for sale, dividends on and gain from the sale of REIT shares, refunds and abatements of real property taxes, income and gain from foreclosure property, commitment fees, qualified temporary investment income, and gain from the sale of certain other property; and

         (b) 95% of its gross income (excluding gross income from prohibited transactions) must consist of items that would satisfy the 75% income test, dividends, interest, and gain from the sale or other disposition of stocks and securities.

For purposes of applying the asset and income tests, a REIT is treated as owning directly the assets and receiving the income of certain corporate subsidiaries and partnerships. Under IRC Section 856(i), REITs are permitted to have wholly-owned subsidiaries known as "qualified REIT subsidiaries ("QRS"). A QRS is a corporation 100% of whose stock is owned by the REIT. Under IRC Section 856(i), a QRS is not treated as a separate entity for federal income tax purposes. All of a QRS' assets, liabilities, and items of income and loss are treated as if they belong to the REIT. Therefore, in determining qualification under the various asset and income tests, the assets and items of income of a QRS are taken into account directly.

Wellington Properties Trust
REIT Status
October 22, 1999



Similarly, if a REIT is a partner in a partnership, the REIT is deemed to own its proportionate share of the partnership's assets and gross income for purposes of the asset and income tests (regulation 1.856-3(g)). For such purposes, an LLC is treated as a partnership unless it elects to be taxed as a C corporation.

         Distribution Requirement

IRC Section 857 provides a further qualification requirement that the entity must distribute to its shareholders each taxable year at least the sum of:

         (1) 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain); and

         (2) 95% of the excess of its net income from foreclosure property over the tax imposed on such income, minus any excess noncash income.

Analysis

         Wellington before the Offering

Wellington satisfies the REIT organizational requirements for the period October 21, 1998 through October 13, 1999. The first requirement is satisfied since Wellington was formed under the Maryland real estate investment trust law and is organized as a trust under Maryland law.

The second requirement is satisfied due to the fact that for the period between October 21, 1998 through October 13, 1999, a six member Board of Trustees manages Wellington. Upon the closing of the Offering, the Board of Trustees will be increased to seven. Regulation 1.856-1(d)(1) provides that if the REIT is organized as a business trust, the trustees must have continuing exclusive authority over the management of the trust, the conduct of its affairs, and, except as limited by IRC Section 856(d)(2)(C), the management and disposition of trust property. Wellington's Amended and Restated Declaration of Trust provides, in relevant part, that the business and affairs of Wellington be managed under the direction of the Board of Trustees, and that the Board of Trustees has full, exclusive and absolute power, control and authority over the properties and operations of Wellington. Wellington has represented that this is and will continue to be the case.

The fact that Wellington retained a relationship with WMC as an advisor in November 1998 which was subsequently terminated in November 1998, should not adversely affect the management by trustees' requirement. Regulation 1.856-1(d)(1) provides that the trustees may delegate some of their authority without violating the "exclusive authority" and "centralization of management" requirements. In Revenue Ruling 72-254, (1972-1 CB 207), the Service approved the trustees' delegation to an advisory company of the authority to make loan commitments and investments within specified limits.

Regarding the third organizational requirement (transferable shares); the fourth requirement that the Company must be taxable as a domestic corporation but for the REIT provisions; and the fifth requirement that Wellington is not organized as a financial institution or an insurance company we rely on our 1998 Tax Opinion. Based solely on the written representations of Wellington that the

Wellington Properties Trust
REIT Status
October 22, 1999



facts we relied upon for our 1998 Tax Opinion continue to be true and unchanged, we opine that these requirements are satisfied.

In order to satisfy the sixth organizational requirement, Wellington must be owned by 100 or more persons for 335 days of the year. In determining whether the 100 or more persons requirement is satisfied, only actual ownership is taken into account; no deemed ownership or attribution rules apply (see regulation 1.856-1(d)(2)). Pursuant to IRC Section 856(c)(5)(F), any term not specially defined in the REIT provisions has the same meaning as used in the Investment Company Act of 1940 ("ICA"). Under the ICA, "persons" is defined as a natural person or a company and includes pension, profit sharing and stock bonus trusts (see Revenue Ruling 65-3, 1965-1 CB 267).

Based upon the listings of shareholders provided to us by Wellington, we concluded that Wellington had more than 100 shareholders from October 20, 1998 to October 13, 1999, and thus satisfied this requirement through October 13, 1999.

The seventh organizational requirement prohibits a REIT from being closely held. IRC Section 856(h) provides that the "closely held" determination is made by reference to the personal holding company rules contained in IRC Section 542(a)(2). For these purposes, a REIT is considered closely held if five or fewer individuals own more than 50 percent in value of the REIT's outstanding stock at any time during the last half of its taxable year. Furthermore, IRC
Section 856(h) provides that ownership of shares need not be actual ownership; constructive stock ownership rules apply to attribute ownership of shares to persons who might not otherwise be shareholders of record. The attribution rules of IRC Section 544 apply in determining the closely held requirement of a REIT, with certain modifications (stock that is owned by one partner (whether directly or indirectly) cannot be attributed to another partner under IRC Section 856(h)).

However, in the third quarter of 1999, Wellington issued 349,800 Class B Preferred shares which remain outstanding. Therefore, in performing the closely held test for October 13, 1999, we considered the number of outstanding common shares and the value of the outstanding Class B Preferred Shares based upon the amount of common shares that would be issued by the conversion of the Class B Preferred Shares. The Company estimated as of October 5, 1999 that each share of Class B Preferred would be convertible into 2.35 common shares.

The closely held requirement must be satisfied for the last half of the year, but is waived for a REIT's first taxable year. For the period of January 1, 1996 through October 20, 1998, we incorporate our conclusion in our 1998 Tax Opinion that this requirement was satisfied.

For purposes of this letter, we performed the closely held test as of December 31, 1998, using the December 31, 1998 shareholder listing discussed above; and for the period as of July 1, 1999 through October 13, 1999 using the shareholder listing as of October 13, 1999. We also reviewed the closely held calculations performed by the Company as of July 31, 1999 along with the SEC Registration Statement dated October 14, 1999. A limitation to our testing is that shares owned in street name are grouped together under one heading. In order to determine the shareholders that hold shares in street name, Wellington provided a list it refers to as the "NOBO" list (Names and Owners of Beneficial Ownership) as of February 11, 1999 which lists the owners of the shares held in street name. We relied upon this list as an accurate record of the beneficial owners of shares held in street name in performing our closely held test for December 31, 1998 and October 13, 1999.

Wellington Properties Trust
REIT Status
October 22, 1999



Under the attribution rules, common shares owned directly by the wife of Arnold Leas, his children, and trusts for the benefit of such individuals were attributed to Arnold Leas, as were shares owned indirectly by Arnold Leas, his children, and trusts for their respective benefits through WMC's ownership of Wellington shares. Arnold Leas, together with members of his immediate family and trusts for the benefit of such persons, owns approximately 41.8% of the outstanding capital stock of WMC.

We determined that as of December 31, 1998 the five largest individual shareholders owned 24.54% of the outstanding common shares of the Company. Therefore, it appears that Wellington does not violate the closely held provision as of December 31, 1998. See Exhibits 1.

For the 1999 tax year, Wellington must meet the closely held test during the last half of the taxable year. We reviewed the closely held test performed by the Company at July 31, 1999 and performed the closely held test as of October 13, 1999. For shareholders that own their shares in street name, we assumed that their ownership was the same in February, July and October. We relied upon the listing of shareholders as of October 13, 1999 and the Registration Statement. We converted each outstanding Class B Preferred Share to 2.35 common shares ("Common Share Equivalents"). The Class B Preferred Shares that were transferred to the Excess Shares Trust were not included in shareholder ownership, but were included in determining the total outstanding shares for our analysis at October 13, 1999. (PLR 9621032). Accordingly, based on our calculations, as of October 13, 1999, we determined that the five largest shareholders owned 38.34% of Wellington shares. See Exhibit 2.

Therefore, we determined Wellington satisfies the closely held requirement on December 31, 1998 and October 13, 1999, and this provides a reasonable basis to render a conclusion that the test was satisfied for the last half of tax year 1998 and from July 1, 1999 through October 13, 1999.

The final organizational requirement is that Wellington elect to be taxed as a REIT. In our 1998 Tax Opinion, we determined that Wellington correctly elected REIT status for its tax year ended December 31, 1996. For that opinion, we contacted the Practitioner Hotline of the Internal Revenue Service ("IRS"). An IRS agent verified that the IRS received a Form 1120 (corporate income tax return) from Wellington for the 1995 tax year and an 1120-REIT (REIT corporate income tax return) for the 1996 tax year.

In order to ensure that the minimum and maximum ownership rules are satisfied, Wellington is required to send shareholder demand letters within 30 days after the close of its taxable year. This requirement is waived for Wellington's 1996 tax year since it was the first year as a REIT. Wellington must only satisfy this requirement for 1997 and subsequent years. As previously mentioned, Wellington inadvertently neglected to send its 1997 demand letters timely. Our conclusions are subject to the assumption that IRS will waive the demand letter requirement for 1997. Wellington represents that it has timely filed demand letters for 1998 and will do so for 1999.

As a REIT, Wellington is required to comply with the four asset tests on a quarterly basis and with the two income tests on an annual basis. In order to ensure compliance with the asset and income tests, our analysis included a review of the year-end audited financial statements and the income tax returns filed for 1998, as well as a review of quarterly financial statements. We performed a calculation of the asset tests for each quarter in question, and of the income tests at year-end 1998.

Wellington Properties Trust
REIT Status
October 22, 1999



For the years in question, Wellington's balance sheet consisted of cash, trade accounts receivable and miscellaneous accounts receivable, prepaid expenses, real and personal property, and miscellaneous other assets. The largest percentage of Wellington's assets consisted of real property that satisfies the definition of real estate assets under IRC Section 856(c)(5)(B). Additionally, we included Wellington's share of the OP's assets along with its share of the assets of recently acquired Highlander. Wellington did not own any Government Securities or other securities or investments of any nature. Based on our analysis, Wellington satisfied the asset tests for 12/31/98, 3/31/99 and 6/30/99. The results of the tests are summarized below and the detailed asset tests can be found at Exhibits 3-5.


                       75% Asset Test

          12/31/98                       83.20%
           3/31/99                       86.33%
           6/30/99                       91.69%

The results of the 25%, 5% and 10% tests were 0% for each quarter since Wellington has not owned securities or other non-real estate investments for the above period.

As discussed earlier, Wellington's primary activity, prior to the Offering, has been the ownership and operation of investment real estate. As a result, rental income was the largest component of Wellington's gross income for tax year 1998. In order to be considered qualifying income for purposes of the 75% and 95% income test, Wellington's rental income must satisfy the definition of "rents from real property" under IRC Section 856(d)(1). The term "rents from real property" is defined as rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, and rent attributable to incidental personal property. Regulation 1.856-4(a) provides that "rents from real property", in general, includes gross amounts received for the use of, or the right to use, the REIT's real property.

IRC Section 856(d)(2) and the regulations thereunder provide that the following rental income is specifically excluded from "rents from real property":

         (1)      rent the determination of which depends,  in whole or in part, on any person's income or profit from the property;
         (2)      rent received,  directly or indirectly, from a tenant in which the REIT has an ownership interest of at least 10%; and
         (3)      rent from  real  property  if the REIT  furnishes  or  renders certain services to a tenant or manages or operates such property other than through an independent contractor from which the REIT receives no income.

For 1998, Wellington's gross income consisted of rental income (net of rent concessions, and vacancy), interest income, and miscellaneous other income. Rental income consisted of rents received for the rental of apartment units, late fee charges, garage rental income, laundry income, pet fee income, and security deposits income. The garage rental income was received in connection with one of the apartment complexes. Each resident of this complex is assigned one parking space with the rental of an apartment unit. If the resident wants more than the assigned one space, the resident

Wellington Properties Trust
REIT Status
October 22, 1999



must pay an additional rental fee. For purposes of the income tests, the garage rental income is "rents from real property;" therefore, the garage rental income is considered qualifying income. The laundry income relates to income received from the use of laundry machines, provided in laundry rooms in the apartment complexes, by tenants. This income is considered "usual and customary" under IRC
Section 856(d)(1); therefore, the laundry income is qualifying income (see PLR 9436025). Furthermore, the Service has ruled that tenant payments of late fees, pet fees, interest on unpaid rent, and certain administrative fees are considered "rents from real property" (see PLR 8420012).

Based on our analysis, Wellington satisfied the 75% and 95% income tests for 1998. The results of the tests are summarized below and the detailed income tests can be found at Exhibit 6.

                                                   1998

         95% income test                          99.59%
         75% income test                          99.57%

As with 1996 and 1997, the miscellaneous other income for 1998 was an insignificant amount and we did not determine the nature of that income. Rather, we assumed that the miscellaneous income was non-qualifying income. For purposes of the 75% test, our analysis and calculation treated all interest income as non-qualifying because "interest relating to mortgages" was not readily determinable.

The final requirement that Wellington had to satisfy in order to qualify as a REIT for 1998 was the annual distribution requirement, as discussed earlier in the letter. The distribution requirement is calculated without regard to the dividends paid deduction and any net capital gain. According to the financial statements and the income tax returns filed, Wellington generated a taxable loss, prior to the dividends paid deduction, for 1996, 1997 and 1998. As a result, Wellington was not required under IRC Section 857(a)(1) to distribute any dividends to its shareholders.

         Wellington after the Offering

Subsequent to the Offering, Wellington must continue to satisfy the same requirements discussed above in order to remain a REIT. Based on written representations of the Company, no part of the Offering will result in its violation of the first six organizational requirements. Understanding that the acquisition of the Class A Preferred Shares by existing shareholders may cause the Company to fail the closely held requirement, the excess shares provisions contained in Article VII of the Amended Declaration of Trust provide protection from violating the closely held test.

Management has represented that it will engage in the ownership and operation of rental real estate properties. In addition, management has represented that it will not engage in any business activity or own assets that would cause the Company to violate the asset and income test. Based on the terms of the Offering and the written representations of the Company, the Company will continue to satisfy the asset and income tests.

For the tax year ended December 31, 1999, the Company will be required to make an annual distribution of at least 95% of it taxable income (prior to the dividends paid deduction and any net capital gain). The Company has represented that it will continue to make the necessary distributions in order to qualify as a REIT following the Offering and that will timely file demand letters for 1999.

Wellington Properties Trust
REIT Status
October 22, 1999



In our view, each of the tax return positions stated in this letter has a realistic possibility of being sustained on its merits, if challenged. However, we cannot assure that those positions will be sustained.


Sincerely,

GRANT THORNTON LLP


/s/ Mark Stutman
Mark Stutman
Partner

Enclosures